Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TOCAGEN INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO TOCAGEN INC. IF PUBLICALLY DISCLOSED.

ASSET PURCHASE AGREEMENT

by and between

Denovo Biopharma LLC

and

Tocagen Inc.

Dated as of April 17, 2020

-i-

(CONTINUED)

-ii-

(CONTINUED)

		PAGE

9.11	Specific Performance	16

9.12	Construction	16

9.13	Disclosure Schedule	17

-iii-

CONTINUED

Exhibits

Exhibit A	-	Certain Definitions
Exhibit B	-	Form of Bill of Sale
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Form of Patent Assignment Agreement
Exhibit E	-	Form of Trademark Assignment Agreement
Exhibit F	-	Form of Domain Name Assignment Agreement
Exhibit G	-	Escrow Agreement
Exhibit H	-	Obligations for Purchaser Stored Physical Assets

Schedules

Schedule 1.1(a)	-	Transferred Patents
Schedule 1.1(b)	-	Transferred Records
Schedule 1.1(c)	-	Transferred Materials
Schedule 1.1(d)	-	Transferred Contracts
Schedule 1.1(e)	-	Transferred Equipment
Schedule 1.1(f)	-	Transferred Trademarks
Schedule 1.1(g)	-	Transferred Domain Names
Schedule 1.1(h)	-	Transferred Listed Know-How
Schedule 1.9	-	Purchase Price Allocation
Schedule 1.6(a)(vii)	-	Consents
Schedule 5.8	-	Purchaser Stored Physical Assets

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as may be amended from time to time, this “Agreement”) is made and entered into as of April 17, 2020, by and between DENOVO BIOPHARMA LLC, a Delaware limited liability company (“Purchaser”) and TOCAGEN INC., a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A. Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.    Seller owns or otherwise controls certain intellectual property rights, materials, know-how, and data related to retroviral vector technologies.

B.    Seller desires to sell, and Purchaser desires to purchase, the Purchased Assets pursuant to this Agreement and the Ancillary Agreements (the “Transactions”).

C.    Simultaneously with the execution and delivery of this Agreement, the Parties will enter into the Escrow Agreement.

In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

SECTION 1. DESCRIPTION OF TRANSACTION

1.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, assign and transfer to Purchaser and Purchaser shall purchase, acquire and accept from Seller free and clear of all Liens, all of Seller’s right, title and interest in and to the Purchased Assets. As used herein, “Purchased Assets” shall mean all right, title and interest of Seller (or its Affiliates) in and to the following assets existing as of Closing, other than Excluded Assets:

(a)    the Patents listed on Schedule 1.1(a) (the “Transferred Patents”);

(b)    the data and records listed on Schedule 1.1(b) (the “Transferred Records”);

(c)    the reagents, cell lines, compounds and other materials and supplies listed on Schedule 1.1(c) (the “Transferred Materials”);

(d)    the Cross License and Transition Agreement and the other Contracts listed on Schedule 1.1(d) (the “Transferred Contracts”);

(e)    the equipment listed on Schedule 1.1(e) (the “Transferred Equipment”);

(f)    the Trademarks listed on Schedule 1.1(f) (the “Transferred Trademarks”);

(g)    the Domain Names listed on Schedule 1.1(g) (the “Transferred Domain Names”);

(h)    all Know-How owned by Seller to the extent related to the RV Technology (the “Transferred Know-How”), including Know-How listed on Schedule 1.1(h) (such listed Know-How, the “Transferred Listed Know-How”); and

(i)    all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent solely relating to any Purchased Assets.

1.2    Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge the following Liabilities relating to the Purchased Assets, in each case other than the Retained Liabilities (all of the foregoing Liabilities being collectively referred to hereinafter as the “Assumed Liabilities”):

(a)    all Liabilities arising out of or relating to lawsuits and claims, irrespective of the legal theory asserted, arising from the manufacture, marketing, distribution, sale or use of the RV Technology or Products or the use of the Purchased Assets, in each case, by or on behalf of Purchaser at or following the Closing;

(b)    all close-out activities of the Toca 5 clinical trial; and

(c)    all other Liabilities (including Liabilities related to Taxes) arising out of or relating to Purchaser’s use, ownership, possession, operation, sale or lease of the Purchased Assets following Closing.

1.3    Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any other assets, properties or rights of Seller or any of its Affiliates other than the Purchased Assets (collectively, the “Excluded Assets”), including NV Technology and Stem Cell Technology.

1.4    Retained Liabilities. Seller and its Affiliates shall retain responsibility for the following Liabilities (the “Retained Liabilities”):

(a)    all Liabilities arising out of or related to the ownership, use or operation of the Purchased Assets prior to the Closing;

(b)    all Liabilities to the extent related to the Excluded Assets; and

(c)    all Liabilities for (i) Taxes of Seller (or any stockholder or Affiliate of Seller), or for which Seller (or any stockholder or Affiliate) is or are liable, for any taxable period; (ii) all Taxes relating to the Purchased Assets for any Pre-Closing Tax Period; (iii) Taxes, including any withholding Taxes, that arise out of the consummation of the Transactions or that are the responsibility of Seller pursuant to Section 5.2(b) or Section 5.2(c); and (iv) any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law.

1.5    Closing. The closing of the Transactions (the “Closing”) shall take place at the Seller’s offices at 4445 Eastgate Mall, Suite 200, San Diego, CA 92121 (the “Seller’s Offices”), or such other location as agreed upon between the Parties, on such mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions set forth in Section 7 hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing) (the “Closing Date”). The Parties agree that the Closing shall occur at the earlier of the following: (a) immediately after the Tocagen Merger Closing, and (b) if the Tocagen Merger Agreement is terminated prior to the Tocagen Merger Closing, promptly after termination of the Tocagen Merger Agreement.

1.6    Closing Deliverables.

(a)    Except as otherwise indicated below, at the Closing, Seller shall deliver the following to Purchaser:

(i)    the Transferred Patents;

(ii)    the Transferred Records;

(iii)    the Transferred Materials;

(iv)    the Transferred Contracts;

(v)    the Transferred Equipment;

(vi)    the Transferred Listed Know-How;

(vii)    the Consents listed on Schedule 1.6(a)(vii);

(viii)    a completed and properly executed IRS Form W-9 or the appropriate version of IRS Form W-8 (as and if applicable) from Seller;

(ix)    a copy of the Joint Written Direction signed by Seller;

(x)    a copy of the resolutions duly adopted by Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the Transactions, as in effect as of the Closing Date, certified by an officer of Seller;

(xi)    a certificate of a duly authorized officer of Seller, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.2(a) and (b); and

(xii)    an executed counterpart to each Ancillary Agreement to which Seller is party.

(b)    At the Closing, Purchaser shall deliver the following to Seller:

(i)    a copy of the Joint Written Direction signed by Purchaser;

(ii)     a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1(a) and (b); and

(iii)    an executed counterpart to each Ancillary Agreement to which Purchaser is party.

1.7    Purchase Price. Within one Business Day of the execution of this Agreement by Seller and Purchaser, Purchaser shall deposit the amount of One Million One Hundred Thousand Dollars ($1,100,000.00) (the “Purchase Price”), by wire transfer of U.S. dollars in immediately available funds, to an account designated by Wilmington Trust, National Association (the “Escrow Agent”) to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement. In consideration of the conveyances contemplated under Section 1.1, Purchaser and Seller shall cause the Escrow Agent to release the Purchase Price at Closing to the account (or accounts) designated by Seller by notice to the Escrow Agent.

1.8    Withholding. If Purchaser or its successor, transferee, or Affiliate is required to deduct and withhold from the amounts payable pursuant to this Agreement any tax and pay such withheld tax to any tax or revenue authorities, then Purchaser shall promptly notify Seller of such withholding and promptly furnish Seller with copies of any tax certificates or other documentation evidencing such withholding. Purchaser shall cooperate with Seller in claiming exemption from such withholding under any treaty or other applicable Law or claiming a refund of such withholding. Each Party shall provide to the other Party any tax forms that may be reasonably necessary in order for Purchaser not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. All such withheld amounts shall be treated for all purposes under this Agreement as having been delivered to Seller in respect of which such deduction and withholding was made.

1.9    Allocation of Purchase Price. Seller and Purchaser agree to allocate the Purchase Price among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Schedule 1.9. Seller and Purchaser shall file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, except as set forth in the Disclosure Schedule (subject to the qualifications set forth in Section 9.13), as follows:

2.1    Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to own and use its assets in the manner in which its assets are currently owned and used. Seller is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have a material adverse effect on Seller or the ability of Seller to consummate the Transactions.

2.2    Authority; Binding Nature of Agreement. Seller has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement, and the consummation of the Transactions, have been duly authorized by all necessary corporate actions of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity (the “Bankruptcy, Equity and Indemnity Exception”).

2.3    Purchased Assets. Except as set forth in Section 2.3 of the Disclosure Schedule, Seller has good and valid title to all the Purchased Assets free and clear of all Liens, other than Permitted Liens. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Seller is a party or by which Seller is bound obligating Seller to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Purchased Assets. The Transferred IP, Abintus Patents and Abintus Know-How constitute all of the material Intellectual Property owned or controlled by Seller that is necessary or useful to develop, commercialize and otherwise exploit the RV Technology, as contemplated by Seller prior to the Closing Date.

2.4    Intellectual Property.

(a)    Section 2.4(a)(i) of the Disclosure Schedule sets forth a true and complete list of: (i) each item of Registered IP; and (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number. Seller is the sole owner of all Registered IP. With respect to each Patent included in the Registered IP, Seller and its Affiliates have complied in all material respects with all of their obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and all applicable Laws. Seller has no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or otherwise adversely impact, in any material respect, the ownership, use, registrability, enforceability or validity of any Registered IP. To Seller’s Knowledge, the issued Patents included in the Registered IP are valid and enforceable. Section 2.4(a)(ii) of the Disclosure Schedule describes each filing, payment, and action that Seller or its legal counsel has received notice or is otherwise aware must be made or taken on or before the date that is [***] after the date of this Agreement in order to maintain each item of Transferred Patents, Transferred Trademarks and Transferred Domain Names. No issued Patent included in the Registered IP is involved in any nullity, inter partes or interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and to Seller’s Knowledge, no such proceeding has been threatened with respect to any such Registered IP.

(b)    Seller owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens, other than Permitted Liens) to, all right, title and interest in and to all Transferred IP.

(c)    No Person has asserted any written action, proceeding or other claim (or to Seller’s Knowledge, any oral claim) and, no such proceeding is pending or, to Seller’s Knowledge, threatened, against Seller (i) challenging ownership or other right, interest or title in or to, or the use, validity, enforceability, patentability or registrability of, any Registered IP, or (ii) alleging infringement or misappropriation or other violation of any Intellectual Property rights by either Seller or its Affiliates in respect of the Purchased Assets, including any demand to license Intellectual Property of any Third Party, or (iii) involving any allegations that a current or former employee, officer, director, consultant, contractor, service provider or advisor of either Seller or its Affiliates (each, a “Seller Representative”) misappropriated, infringed or otherwise violated any Intellectual Property rights of any Person that had previously employed or otherwise engaged such Seller Representative (such Person, a “Former Employer”) or breached any agreement with its Former Employer in connection with such Seller Representative’s employment by, or other engagement with, or that otherwise relates to, either Seller or its Affiliates, in each case in relation to the Purchased Assets.

(d)    None of the Registered IP is subject to any pending or outstanding consent, settlement, injunction, directive, order, judgment, or other disposition of dispute that adversely impacts or restricts the use, ownership, transfer, registration or licensing or other disposition of any such Transferred IP, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Registered IP.

(e)    To Seller’s Knowledge, no Person has infringed or misappropriated or otherwise violated, and no Person is currently infringing or misappropriating or otherwise violating, any Registered IP.

(f)    Neither Seller nor any of its Affiliates is obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Transferred IP.

(g)    Seller and its Affiliates have taken reasonable security and other measures to protect any Transferred IP, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

(h)    All Seller Representatives who have been involved in the creation or development of Transferred IP for or on behalf of Seller, have executed valid and enforceable written Contracts that include (i) present assignments to Seller of sole ownership of all Transferred IP created for or on behalf of Seller, and (ii) obligations of confidentiality that require such Seller Representatives to maintain and protect the confidential information of Seller and its Affiliates related to the Transferred IP (an “IP Agreement”). Seller has secured written assignments from all Seller Representatives who contributed or contribute to the creation or development of any Transferred IP, of the rights to such Transferred IP arising from such contributions that may be owned by such Seller Representatives or that Seller does not already own by operation of Law. To Seller’s Knowledge, no Seller Representative (A) has any right, title, license, claim, option or other similar interest whatsoever in or with respect to any Transferred IP, or (B) is in material violation of any IP Agreement.

(i)    To Seller’s Knowledge, except as set forth on Schedule 2.4(i) of the Disclosure Schedule, no Governmental Body or academic institution has any rights in or to, ownership of, or right to royalties and/or other payments for, any Transferred IP, nor has either Seller or its Affiliates used, directly or indirectly, any funding, grants, facilities, IP or personnel or other similar resources of any such Person in connection with any research or development of the Transferred IP.

(j)    The execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of Seller in or to any Transferred IP or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Registered IP.

2.5    Regulatory Matters.

(a)    All preclinical studies, Clinical Trials and investigations sponsored by Seller for the Clinical Product have been conducted in material compliance with then-applicable Laws, and the then-applicable rules, regulations and guidances of any applicable Governmental Body, including, as applicable, Good Laboratory Practices and Good Clinical Practices requirements, and federal and state Laws, rules, regulations and binding guidances. Seller has made available to Purchaser complete and correct copies of all clinical expedited safety reports and other adverse event related reports with respect to Clinical Trials sponsored by Seller, and all Regulatory Authority communications and documents submitted by Seller to or received by Seller from any Regulatory Authority, including inspection reports, warning letters and similar documents, relating to Seller or the Clinical Product. Seller and its Affiliates have not submitted any Regulatory Documentation to a Regulatory Authority in connection with the Clinical Product other than the Transferred Records.

(b)    In relation to Seller’s research and development of the Clinical Product, Seller is not subject to any enforcement, regulatory or administrative proceedings against or affecting Seller relating to or arising under the FDCA or similar Law, and to Seller’s Knowledge no such enforcement, regulatory or administrative proceeding has been threatened.

(c)    Seller has never been, and to Seller’s Knowledge, none of the Seller Representatives involved in researching or developing the Clinical Product has ever been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (ii) convicted of a crime for which a person can be debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred or excluded from participating in any U.S. federal health care programs.

2.6    Compliance with Laws. In relation to Seller’s research, development and use of the Purchased Assets, Seller is in material compliance with, and has been in material compliance with, the then-applicable Laws, and Seller has not received any written notices or to Seller’s Knowledge other notices of any violation with respect to such Laws.

2.7    Contracts. Seller has made available to Purchaser true and complete copies of all Transferred Contracts and written amendments thereto, and Seller has not waived in writing any material rights or obligations under any Transferred Contract. Except as set forth in Section 2.7 of the Disclosure Schedule, (a) each Transferred Contract is legal, valid and binding on Seller and, to Seller’s Knowledge, the other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception, (b) Seller is not, and to Seller’s Knowledge no other party thereto is in material breach or material default in the performance, observance or fulfillment of any obligation or covenant contained in any Transferred Contract and, to Seller’s Knowledge, no event has occurred, that with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder, and (c) Seller has not received written notice or to Seller’s Knowledge other notice from any Person at any time during the past two years regarding any actual, alleged or potential violation or breach of, or default under, any of the Transferred Contracts or stating that such Person intends to terminate, cancel or make any material change to any Transferred Contract and there are no pending renegotiations of any of the Transferred Contracts.

2.8    Legal Proceedings; Orders. There is no pending Legal Proceeding, and, to Seller’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) that involves any of the Purchased Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. There is no order, writ, injunction, judgment or decree of any Governmental Body to which any of the Purchased Assets is subject.

2.9    Non-Contravention; Consents. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions will not cause a: (a) violation of any of Seller’s Organizational Documents; (b) violation by Seller of any Law applicable to Seller, except as would not reasonably be expected to materially and adversely impact Seller’s ability to consummate the Transactions; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of Seller under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the Transferred IP. Seller is not required to obtain any Consent from any Governmental Body or Third Party at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Seller of the Transactions except for those Consents listed on Schedule 2.9.

2.10    No Seller Vote Required. No vote or other action of the stockholders of Seller is required by applicable Law, the Organizational Documents of Seller or otherwise in order for Seller to consummate the Transactions.

2.11    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Transactions or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

3.1    Due Incorporation. Purchaser is a corporation duly organized and validly existing under the laws of the state of Delaware, and has all necessary power and authority to own and use its assets in the manner in which its assets are currently owned and used. Purchaser is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have a material adverse effect on Purchaser or the ability of Purchaser to consummate the Transactions.

3.2    Authority; Binding Nature of Agreement. Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement, and the consummation of the Transactions, have been duly authorized by all necessary corporate actions of Purchaser. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception.

3.3    Non-Contravention; Consents. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions will not: (a) cause a violation of any of the provisions of the Organizational Documents of Purchaser, (b) cause a violation by Purchaser of any Law applicable to Purchaser, except as would not reasonably be expected to materially and adversely impact Purchaser’s ability to consummate the Transactions, or (c) cause a default on the part of Purchaser under any material Contract of Purchaser, except as would not reasonably be expected to materially and adversely impact Purchaser’s ability to consummate the Transactions. Purchaser is not required to obtain any Consent from any Governmental Body or Third Party at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

3.4    No Purchaser Vote Required. No vote or other action of the stockholders of Purchaser is required by applicable Law, the Organizational Documents of Purchaser or otherwise in order for Purchaser to consummate the Transactions.

SECTION 4. COVENANTS OF SELLER

4.1    Release of Employees. Seller agrees that Purchaser may, but us under no obligation to, hire any current or former employees of Seller (each, a “Released Employee”). Solely with respect to the RV Technology and Products, Seller hereby waives any noncompete between Seller and each Released Employee hired by Purchaser as an employee or retained by Purchaser as a contractor. Seller hereby waives any non-solicit obligations of each former Seller employee that is hired by Purchaser to allow such hired former employees to solicit other Released Employees. Seller hereby waives any confidentiality obligations of each Released Employee solely with respect to the RV Technology to allow each such employee to discuss the RV Technology with Purchaser.

4.2    Conduct of Seller Pending the Closing. Seller shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Purchaser:

(a)    take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Seller in Section 2 untrue or incorrect in any material respect;

(b)    sell, lease, license, encumber, transfer or otherwise dispose of any Purchased Assets; and

(c)    agree to do any of the foregoing.

4.3    Disclaimer. TRANSFERRED MATERIALS AND TRANSFERRED EQUIPMENT ARE PROVIDED “AS IS” AND WITHOUT WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE

TRANSFERRED MATERIALS WAS MANUFACTURED IN ACCORDANCE WITH LAW, INCLUDING GOOD MANUFACTURING PRACTICES. SELLER SHALL HAVE NO LIABILITY TO PURCHASER, ITS AFFILIATES, LICENSEES, SUBLICENSEES OR ANY THIRD PARTY ARISING OUT OF OR RELATED TO THE TRANSFERRED MATERIALS AND TRANSFERRED EQUIPMENT AFTER CLOSING, INCLUDING ANY LIABILITY OR DAMAGES RELATED TO USE OF THE TRANSFERRED MATERIALS AND TRANSFERRED EQUIPMENT AFTER CLOSING, AND ALL USE OF THE TRANSFERRED MATERIALS AND TRANSFERRED EQUIPMENT AFTER CLOSING IS AT ITS SOLE RISK.

4.4    Engagement of Employees. [ *** ].

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1    Disclosure.

(a)    Neither Seller, on the one hand, nor Purchaser, on the other hand, shall issue any press release or make any public statement regarding this Agreement or the Transactions, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other Party; provided, however, that each of Seller and Purchaser, respectively, may, without the prior consent of the other Party, (a) issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is required by applicable Law, obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Purchaser or any of its Affiliates are listed, in which case each of Seller or Purchaser, as the case may be, will provide the other Party with a reasonable opportunity to review and comment on such press release or other public announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Party, and (b) under an obligation of confidentiality, disclose the transaction terms and this Agreement to actual and potential investors in Seller or Purchaser or their respective assets.

(b)    Upon the Closing Date, the Parties agree to issue a press release mutually agreed upon between the Parties.

5.2    Tax Matters

(a)    Purchaser, Seller and its Affiliates shall cooperate in connection with the preparation and filing of any Tax Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes relating to the Purchased Assets or arising from the transaction contemplated by this Agreement. Such cooperation shall include the retention and, upon Purchaser’s request, the provision of records and information that are reasonably relevant to any such preparation, filing, proceeding, investigation, audit or review and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree to (to the extent applicable) (i) retain all books and records with respect to Tax matters relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, Purchaser and Seller, as the case may be, shall allow the other Party to take possession of such books and records; provided, however, neither Party nor any Affiliates shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Body) beyond those set forth under such Party’s general policy on records retention.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

(b)    Except for Transfer Taxes, all personal property or similar Taxes applicable to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(c)    Seller shall pay all sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, or similar Taxes (“Transfer Taxes”) incurred as a result of the Transactions, Seller shall at its own expense prepare and file all related Tax Returns, and if required by applicable Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.3    Transfer of Intellectual Property. Each Party shall timely do, or cause to be done, all things reasonably requested by the other Party in order to transfer to Purchaser all Transferred Patents. Such transfers shall be pursuant to recordable assignments in form and substance reasonably satisfactory to Purchaser.

5.4    Transfer of Regulatory Filings. Promptly after the Closing, Seller and Purchaser shall execute and submit to the applicable Regulatory Authorities mutually agreed on letters to transfer the Transferred Regulatory Filings from Seller to Purchaser, and Seller and Purchaser shall cooperate to complete and file any other documentation required to transfer the Transferred Regulatory Filings to Purchaser.

5.5    Close Out of Toca FC Trial. Purchaser will complete all required close out activities of the Toca 5 clinical trial, including those set out in Seller’s letter of 10 December 2019 to all sites. Purchaser acknowledges that Seller has committed to Toca 5 clinical trial sites to continue to provide Toca FC (at no cost) for patients who received Toca FC in the clinical trial. Purchaser will use commercially reasonable efforts to honor this supply commitment from and after the Closing.

5.6    Regulatory Matters. Until the transfer of the Transferred Regulatory Filings from Seller to Purchaser is completed, Purchaser and Seller shall promptly give notice to the other upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Body (together with copies of correspondence related thereto), which (i) raises any material concerns regarding the safety or efficacy of the Clinical Product, or (ii) indicates or suggests a reasonably likely potential material liability for either Party to Third Parties arising in connection with the Clinical Product.

5.7    Transfer of Electronic Purchased Assets. Promptly after the Purchase Price is deposited with the Escrow Agent pursuant to Section 1.7, Seller shall provide, or otherwise make available to Purchaser, all Purchased Assets that are capable of being transmitted or copied by electronic means (e.g., data, know-how, records, contracts, etc.). In addition, (y) Seller shall retain title and ownership of all such Purchased Assets until the Closing, and (z) prior to the Closing, Purchaser shall not use any Purchased Assets in its possession to conduct any research or for any other uses.

5.8    Transfer of Certain Physical Purchased Assets. No later than the earlier of (i) [***], and (ii) [***], Purchaser shall, at its sole expense, take possession of the Transferred Materials and Transferred Equipment identified on Schedule 5.8 (the “Purchaser Stored Physical Assets”) and shall transport the Purchaser Stored Physical Assets out of the Seller’s Offices. Prior to the Closing or return of the Purchaser Stored Physical Assets to Seller pursuant to Section 8.3, (a) Purchaser shall comply with the requirements of Exhibit H with respect to the handling and storage of Purchaser Stored Physical Assets, (b) Purchaser shall be liable for all loss or damage to the Purchaser Stored Physical Assets, and (c) upon reasonable notice to Purchaser, Seller personnel shall be allowed to enter Purchaser’s premises and inspect the Purchaser Stored Physical Assets. In addition, (y) Seller shall retain title and ownership of the Purchaser Stored Physical Assets until the Closing, and (z) prior to the Closing, Purchaser shall not use the Purchaser Stored Physical Assets to conduct any research or for any other uses.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

5.9    Assistance. In the event the Closing occurs after termination of the Tocagen Merger Agreement, then for a period of [***] after the Closing, Seller shall use reasonable efforts to assist Purchaser with the transition of the Purchased Assets to Purchaser, including promptly responding to questions regarding the Purchased Assets.

SECTION 6. CONFIDENTIALITY.

6.1    Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to this Agreement that is of the type generally understood to be confidential or proprietary within the pharmaceutical industry (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a)    was already known to the receiving Party at the time of disclosure, other than under an obligation of confidentiality;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d)    was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

From and after the Closing Date, the Purchased Assets shall be considered the Confidential Information of Purchaser, and Purchaser shall be considered the Party disclosing such Confidential Information under this Section 6.1, without exception of subsection (a) above.

6.2    Permitted Use and Disclosures. Notwithstanding Section 6.1 above, each Party hereto may use or disclose Confidential Information of the other Party to the extent such use or disclosure is reasonably necessary (a) in the exercise of the rights granted to it hereunder (including, without limitation, disclosure to contract manufacturing organizations, contract research organizations, testing labs and other service providers), or (b) in prosecuting or defending litigation, complying with Applicable Laws or otherwise submitting information to tax or other Governmental Bodies; provided that prior to any such disclosure of Confidential Information to a Third Party, such Third Party will be bound by confidentiality obligations at least as protective of the Confidential Information as the provisions under this Section 6.2. If a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of Patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such law; provided that such Confidential Information disclosed accordingly shall only lose its confidentiality protection for purposes of such legal disclosure.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

6.3    Nondisclosure of Terms. Subject to Section 6.1, each Party agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors and others on a need to know basis in each case under consistent with customary practice under circumstances that protect the confidentiality thereof, or to the extent required by law. If a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of Patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such law; provided that such Confidential Information disclosed accordingly shall only lose its confidentiality protection for purposes of such legal disclosure.

SECTION 7. CONDITIONS TO CLOSING

7.1    Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in its sole discretion, and all of which shall be deemed to have been waived or satisfied for all purposes upon consummation by the Parties of the Closing:

(a)    Representations, Warranties and Covenants of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Purchaser on and as of such date. Purchaser shall have performed and complied in all material respects with all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(b)    Performance of Obligations of Purchaser. Purchaser will have performed or complied with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other Governmental Body, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, domestic or foreign, that declares this Agreement or any of the Ancillary Agreements invalid or unenforceable in any respect or which prevents the consummation of the Transactions shall be in effect.

7.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion, and all of which shall be deemed to have been waived or satisfied for all purposes upon consummation by the Parties of the Closing:

(a)    Representations, Warranties and Covenants of Seller. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Seller on and as of such date.

(b)    Performance of Obligations of Seller. Seller will have performed or complied with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other Governmental Body, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Body, domestic or foreign, that declares this Agreement or any of the Ancillary Agreements invalid or unenforceable in any respect or which prevents the consummation of the Transactions shall be in effect.

(d)    Access to, Possession of, Purchased Assets. Seller shall have complied with its obligations set forth in Section 5.7 hereto, and Seller shall have made the Purchaser Stored Physical Assets available for Purchaser to take into its possession.

SECTION 8. TERMINATION

8.1    Termination of Agreement by Purchaser and/or Seller. Purchaser and/or Seller may terminate this Agreement prior to the Closing, as provided below:

(a)    Purchaser and Seller may terminate this Agreement by mutual written consent;

(b)    Seller may terminate this Agreement if, at any time prior to the Closing, (i) Seller has received a Superior Offer, and (ii) Seller concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer;

(c)    Purchaser may terminate this Agreement if the Closing shall not have occurred by August 1, 2020; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Purchaser if Purchaser’s breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date; and

(d)    Tocagen may terminate this Agreement if Purchaser does not deposit the Purchase Price with the Escrow Agent within the time period required by Section 1.7.

8.2    Termination of Agreement Pursuant to Section 8.1(b). In the event that this Agreement terminates at any time prior to the Closing pursuant to Section 8.1(b) above, Seller shall pay Purchaser the amount of Two Hundred Thousand Dollars ($200,000.00) plus Purchaser’s documented legal fees incurred in connection with the Transactions (not to exceed Fifty Thousand Dollars ($50,000)) within [***] of such termination.

8.3    Termination of Agreement. Any termination of this Agreement pursuant to Section 8.1 above shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party hereto. If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party, except for (a) any liability set forth in Section 8.2 above; (ii) any liability of a Party for willful breaches of this Agreement, and (iii) any liability of a Party for breach of this Section 8.3. In addition, upon termination of this Agreement pursuant to Section 8.1, (a) Purchaser, at its sole expense, shall certify in writing destruction or deletion of all electronic Purchased Assets provided or disclosed to Purchaser prior to Closing, (b) Purchaser, at Seller’s expense (for any termination other than pursuant to Section 8.1(d) above, in which case the expenses will be Purchaser’s responsibility), shall deliver the Purchaser Stored Physical Assets without loss or damage to a location designated by Seller, and (c) following such certification according to subsection (a) above and confirmation by Seller that the Purchaser Stored Physical Assets are in the same condition as they were at the time Purchaser took possession of them, the Parties will cause the Escrow Agent to return the Purchase Price to Purchaser. Notwithstanding the foregoing, the provisions of this Section 8.3 and of Section 6, Section 8.2 and Section 9 shall survive the termination of this Agreement.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1    Non-Survival of Representations and Warranties. The representations and warranties of Seller and Purchaser contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing and this Section 9 shall survive the Closing.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

9.2    Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by an authorized representative of each Party.

9.3    Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, unless otherwise expressly agreed in this Agreement.

9.4    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.5    Entire Agreement; Counterparts. This Agreement, including the Ancillary Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

9.6    Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the Parties arising out of or relating to this Agreement or of the Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of Delaware and any state appellate court therefrom located within the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action to any federal court located in Delaware. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

9.7    Assignability. Neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by Seller or Purchaser without the prior written consent of the other Party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, however, that either Party may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates, as long as such Party provides written notice to the other Party of such assignment and the assignee thereof agrees in writing to assume and be bound as the assigning Party hereunder. Subject to the foregoing, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns.

9.8    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Party hereto):

if to Purchaser:

Denovo Biopharma LLC

10240 Science Center Drive

San Diego, California 92121

Attention: Wen Luo

E-mail: [***]

if to Seller:

Tocagen Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Attention: Legal

E-mail: contracts@tocagen.com

in the case of notices to Seller with a copy to (which shall not constitute notice):

Adkins Black LLP

1100 Bellevue Way NE, # 8A-914

Bellevue, WA 98004

Attention: David Phinney

E-mail: dphinney@adkinsblack.law

in the case of notices to Purchaser with a copy to (which shall not constitute notice):

Agiletic Law Group, PC

15030 Avenue of Science, Suite 201

San Diego, California 92128

Attention: James Cartoni

E-mail: jim@agiletic.com

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

9.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.11    Specific Performance. Each Party hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser and Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.12    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

(c)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(d)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)    All amounts payable under this Agreement shall be calculated and paid in U.S. Dollars.

9.13    Disclosure Schedule. The Disclosure Schedule has been arranged, for purposes of convenience only, as separate sections corresponding to the subsections of Section 2 of this Agreement. The representations and warranties contained in Section 2 of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DENOVO BIOPHARMA LLC

By:	/s/ Wen Luo
Name:	Wen Luo
Title:	Chief Executive Officer

TOCAGEN INC.

By:	/s/ Marty J. Duvall
Name:	Marty J. Duvall
Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Abintus Know-How” shall have the meaning give to the term in the Cross License and Transition Agreement.

“Abintus Patents” shall have the meaning give to the term in the Cross License and Transition Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” shall mean, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement and the Domain Name Assignment Agreement.

“Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit C.

“Assumed Liabilities” shall have the meaning set forth in Section 1.2 of this Agreement.

“Bankruptcy, Equity and Indemnity Exception” shall have the meaning set forth in Section 2.2 of this Agreement.

“Bill of Sale” shall mean that certain Bill of Sale, dated as of the Closing Date, in the form attached hereto as Exhibit B.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of San Diego, United States of America.

“Clinical Product” shall mean the Product consisting of Toca 511 and Toca FC for treatment of glioblastoma, as used by Seller in a Clinical Trial.

“Clinical Trial” shall mean any human clinical trial of the Clinical Product.

“Closing” shall have the meaning set forth in Section 1.5 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.5 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Confidential Information” shall have the meaning set forth in Section 6.1 of this Agreement.

“Consent(s)” shall mean any consent, approval or waiver.

“Contract” shall mean any binding, written contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, or other binding, written commitment.

“Cross License and Transition Agreement” shall mean that Cross License and Transition Agreement between Seller and Abintus Bio, Inc., dated April 10, 2020, pursuant to which Purchaser (as assignee of Seller) is granted rights under the Abintus Patents and Abintus Know-How.

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Seller and delivered to Purchaser on the Closing Date.

“Domain Name Assignment Agreement” shall mean that certain Domain Name Assignment Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit F.

“EMA” shall mean the European Medicines Agency or any successor agency having substantially the same functions or, if the mutual recognition procedure is used for the Product in the European Union, any governmental authority having the authority to regulate the sale of medicinal or pharmaceutical products in any country in the European Union. This will continue to include the Medicines and Healthcare Products Regulatory Agency (MHRA), or any successor agency having substantially the same functions, in the United Kingdom if the United Kingdom leaves the EU.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Escrow Agent” shall have the meaning set forth in Section 1.7 of this Agreement.

“Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as Exhibit G.

“European Union” or “EU” shall mean the European Union. This will continue to include the United Kingdom even if it leaves the European Union.

“Excluded Assets” shall have the meaning set forth in Section 1.2 of this Agreement.

“Exploit” shall mean, with respect to a product, to use, sell or offer for sale, import, research, develop, make, have made, conduct or have conducted regulatory activities with respect to, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise commercialize or dispose of such product. “Exploitation” shall mean the act of Exploiting a product.

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

“Former Employer” shall have the meaning set forth in Section 2.4(c) of this Agreement.

“Forte” shall mean Forte Biosciences, Inc.

“Fraud” shall mean any actual fraud as determined under common law.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Good Clinical Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Good Laboratory Practices” shall have the meaning set forth in the FDCA and its implementing regulations.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“IND” shall mean an application submitted to a Regulatory Authority to initiate Clinical Trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA; (b) any non-U.S. equivalent of a U.S. Investigational New Drug application; and (c) all supplements and amendments that may be filed with respect to the foregoing.

“Intellectual Property” shall mean all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof:

(a)    Patents;

(b)    Trademarks;

(c)    works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights;

(d)    domain names and URLs;

(e)    Know-How; and

(f)    computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“IP Agreement” shall have the meaning set forth in Section 2.4(h) of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“Joint Written Direction” shall mean the joint written instructions of the Parties to the Escrow Agent authorizing the Escrow Agent to release the Purchase Price to Seller.

“Knowledge” shall mean the actual knowledge of a fact or other matter, after reasonable inquiry, of John Wood, Fairooz Kabbinavar, Sophie Viaud and Mohamed Ladha.With respect to Intellectual Property, “reasonable inquiry” does not require the Company or any employee of the Company to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property clearance searches, and no knowledge of any third party patents, trademarks, or other Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to the Company or any of its employees, unless such omission constitutes objective recklessness.

“Know-How” shall mean all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable or reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, logs, reports, written disclosures, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, preclinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results. For clarity, Know-How excludes Patents.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” or “Liabilities” shall mean any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, Damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Organizational Documents” shall mean with respect to any Entity, as applicable, the legal organizational and governing documents of such Entity, including the certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, agreement of limited partnership, shareholders’ agreement and stockholders’ agreement, in each case, as currently in effect.

“NV Technology” shall mean non-replicating vectors, including retroviral non-replicating vectors, diagnostic assays related to non-replicating vectors, and compositions, uses and methods of manufacturing the foregoing. For the avoidance of doubt, NV Technology includes retroviral non-replicating vectors encompassing a chimeric antigen receptor to transduce cells to induce a therapeutic effect, and compositions and uses thereof.

“Patent Assignment Agreement” shall mean that certain Patent Assignment Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit D.

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an acquisition of a majority ownership interest of Seller by a Third Party as the result of a Superior Offer.

“Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable; (ii) licenses and other rights granted to third Persons pursuant to Transferred Contracts and to Seller under this Agreement; and (iii) Liens imposed by Law such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than [***].

“Person” shall mean any individual, Entity or Governmental Body.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and the portion beginning after the Closing Date for any Straddle Period.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any Straddle Period.

“Product” shall mean any product based on RV Technology, regardless of payload, for all fields of use.

“Purchase Price” shall have the meaning set forth in Section 1.6 of this Agreement.

“Purchased Assets” shall have the meaning set forth in Section 1.1 of this Agreement.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Stored Materials” shall have the meaning set forth in Section 5.7 of this Agreement.

“Registered IP” shall mean the Transferred Patents, Transferred Domain Names and registered Trademarks included in the Transferred Trademarks.

“Regulatory Approval” shall mean, in a particular country or regulatory jurisdiction, any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority or any other Governmental Body (including INDs, product approvals, pricing approvals, import permits, and, in each case any supplements and amendments thereto) necessary or useful for the testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of any compound or (bio)pharmaceutical product in a given country or regulatory jurisdiction.

“Regulatory Authority” shall mean, in a particular country or regulatory jurisdiction, any applicable supranational, national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Body involved in granting Regulatory Approval for a product in such country or regulatory jurisdiction, including without limitation, the FDA and EMA.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

“Regulatory Documentation” shall mean any and all (i) applications, registrations, licenses, authorizations and approvals, and non-clinical and clinical study authorization applications or notifications (including all INDs and other Regulatory Approval applications, Regulatory Approvals and amendments and supplements to any of the foregoing and all supporting files, writings, data, studies and reports) prepared for submission to a Regulatory Authority or any other Governmental Body with a view to the obtaining or maintaining of any Regulatory Approval, (ii) substantive correspondence to or with the FDA, any Regulatory Authority or any other Governmental Body, (iii) pharmacovigilance databases, adverse drug experience reports and associated documents, and investigations of adverse drug experience reports, and (iv) non-clinical, clinical and other data contained or referenced in or supporting any of the foregoing.

“Released Employee” shall have the meaning set forth in Section 4.1 of this Agreement.

“Retained Liabilities” shall have the meaning set forth in Section 1.4 of this Agreement.

“RV Technology” shall mean replicating vectors, including the following technologies:

(1)    Toca 511,

(2)    Toca FC,

(3)    [***].

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Representative” shall have the meaning set forth in Section 2.4(c) of this Agreement.

“Seller’s Offices” shall have the meaning set forth in Section 1.5 of this Agreement.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Stem Cell Technology” shall mean long lived, non-malignant cells that are capable of homing to or not leaving if placed within a particular tissue or cell type (e.g., a tumor microenvironment), and including diagnostic assays related to such cells, and compositions, uses and methods of manufacturing the foregoing.

“Superior Offer” means a bona fide written proposal from a Third Party to acquire a majority voting interest in the Company via a merger transaction, tender offer, or similar transaction (but specifically excluding an asset sale transaction), that is on terms and conditions that the Seller’s Board of Directors determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the Purchaser to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Seller’s stockholders than the terms of the transactions contemplated by this Agreement.

“Tax” or “Taxes” shall mean all (i) U.S. federal, state or local or non-U.S. income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value added, alternative or add-on minimum, environmental (including taxes under Code Section 59A), customs, duties, social security (or similar), unemployment, disability, registration and other taxes of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a stockholder of any affiliated, consolidated, combined, unitary or other group or being or having been

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

included or required to be included in any tax return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract or operation of Law, or otherwise.

“Tax Return” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party” shall mean, with respect to any Party, any Person other than such Party or an Affiliate of such Party.

“Tocagen Merger” shall mean the merger between Seller, Telluride Merger Sub, Inc., and Forte Biosciences, Inc., as contemplated by Tocagen Merger Agreement.

“Tocagen Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization between Seller, Telluride Merger Sub, Inc., and Forte, dated February 19, 2020.

“Tocagen Merger Closing” shall mean the closing of the Tocagen Merger.

“Trademark Assignment Agreement” shall mean that certain Trademark Assignment Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit E.

“Trademarks” shall mean all trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

“Transactions” shall have the meaning set forth in the recitals.

“Transfer Taxes” shall have the meaning set forth in Section 5.2(b) of this Agreement.

“Transferred Contracts” shall have the meaning set forth in Section 1.1(d) of this Agreement.

“Transferred Domain Names” shall mean the materials listed on Schedule 1.1(g) of this Agreement.

“Transferred Equipment” shall have the meaning set forth in Section 1.1(e) of this Agreement.

“Transferred Regulatory Filings” shall mean the regulatory filings listed on Schedule 5.4 of this Agreement.

“Transferred IP” shall mean the Transferred Patents, Transferred Know-How, Transferred Domain Names and Transferred Trademarks.

“Transferred Listed Know-How” shall have the meaning set forth in Section 1.1(h) of this Agreement.

“Transferred Materials” shall mean the materials listed on Schedule 1.1(c) of this Agreement.

“Transferred Patents” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Transferred Records” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Transferred Trademarks” shall mean the materials listed on Schedule 1.1(f) of this Agreement.

EXHIBIT B

FORM OF BILL OF SALE

[omitted, immaterial]

B-1

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[omitted, immaterial]

C-1

EXHIBIT D

FORM OF PATENT ASSIGNMENT AGREEMENT

[omitted, immaterial]

D-1

EXHIBIT E

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

[omitted, immaterial]

E-1

EXHIBIT F

FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT

[omitted, immaterial]

F-1

EXHIBIT G

ESCROW AGREEMENT

[omitted, immaterial]

G-1

EXHIBIT H

OBLIGATIONS FOR PURCHASER STORED PHYSICAL ASSETS

[***]

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED

H-1